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                                                                     EXHIBIT 99

Enterprise Software, Inc. Names Rick Schleufer Interim CEO, Replacing Andre Blay Who Will Leave The Company

Detroit, February 23, 1999 - Enterprise Software, Inc. (NASDAQ:ENSW) today announced that Andre Blay, chairman and chief executive officer, will be leaving as chairman and as an executive officer of the Company.

His responsibilities will be assumed, effective immediately, by Rick Schleufer, group chief executive of the Company's Enterprise Systems Group unit, who has been named interim chairman and chief executive of the parent Company. It is anticipated that Mr. Schleufer will become chairman and chief executive officer on a permanent basis in 30 days.

As previously announced, Enterprise has retained the international investment banking firm of Schroder & Co. Inc. and is redoubling its efforts to maximize shareholder value by exploring alternatives, including the possibility of a merger or sale of the Company.

Enterprise Software, Inc., a developer of mission critical software for enterprise management, is the parent company of Enterprise Systems Group, Inc. and Cable Computerized Management Systems, Inc. (CCMS), recognized leaders in innovative broadcast management software systems and integrated media support services for television stations, radio stations cable networks, cable systems and other television distributors. Enterprise Software, Inc. is also the parent company of REVIVE Technologies Incorporated, a leading automated software conversion company that helps enterprises migrate critical business processes and data to run in new hardware, database and operating system environments.

The Company operates from offices throughout the United States, in the United Kingdom and Australia. Enterprise Software, Inc. can be found on the World Wide Web at www.ensw.com.

Included in this release are "forward-looking statements based upon the Company's good faith expectations and beliefs which the company believes are reasonable but which may differ materially from actual results, depending upon the circumstances, and there can be no assurance that the statements of expectation or belief will result or be achieved or accomplished. Taking into account the foregoing, the actual results could differ materially from those expressed in such forward-looking statements as a result of such important factors as the company's ability to compete with high technology competitors which may be larger, offer more service, possess greater resources and other factors described in the company's reports on file with the Securities Exchange Commission.